EXHIBIT 10.39

CYTRX CORPORATION
AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

RESTRICTED STOCK PURCHASE AGREEMENT
This Restricted Stock Purchase Agreement (this "Agreement") is made and entered into as of January 11, 2017, by and between CytRx Corporation, a Delaware corporation (the "Company"), and Steven A. Kriegsman ("Kriegsman").
WHEREAS, the Company has adopted the Amended and Restated 2008 Stock Incentive Plan, as amended or amended and restated from time to time (the "Plan"). Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Plan.
WHEREAS, the Board has delegated administration of the Plan to the Compensation Committee of the Board (the "Committee") pursuant to the Section 3(c) of the Plan.
WHEREAS, on December 15, 2016 (the "Grant Date"), the Committee granted to Kriegsman under the Plan a number of restricted shares of Common Stock with an aggregate Grant Date Fair Market Value equal to $1 million on the terms and provisions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the Company and Kriegsman, intending to be legally bound, hereby agree as follows:
1. Grant of Restricted Shares; Purchase Price.  Concurrently with the execution and delivery of this Agreement, the Company shall issue to Kriegsman 2,325,586 shares of Common Stock (the "Restricted Shares")  in exchange for Kriegsman's payment and delivery to the Company of $2,325.59 (the "Purchase Price"), representing the par value of the Restricted Shares.  The Purchase Price may be paid (a) in cash or cash equivalents; or (b) in any other method of consideration acceptable to the Company.
2. Vesting of the Restricted Shares.
(a) Vesting Schedule.  The Restricted Shares that shall have vested in accordance with the terms of this Agreement are referred to as "Vested Shares," and the Restricted Shares that shall not have vested are referred to as "Unvested Shares."  All of the Restricted Shares shall be Unvested Shares as of the Grant Date.  The Unvested Shares shall vest in accordance with the following schedule:
(i) 775,195 of the Restricted Shares shall vest on the first anniversary of the Grant Date, subject to Kriegsman's continuous Service through such date;
(ii) 775,195 of the Restricted Shares shall vest in on the second anniversary of the Grant Date, subject to Kriegsman's continuous Service through such date; and
(iii) the remaining 775,196 of the Restricted Shares shall vest on the third anniversary of the Grant Date, subject to Kriegsman's continuous Service through such date.
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(b) Accelerated Vesting Upon a Corporate Transaction.  Notwithstanding paragraph (a) above, in the event of a Corporate Transaction, all Unvested Shares shall immediately and automatically vest and become Vested Shares on the day that is one day prior to the completion of the Corporate Transaction.
(c) Accelerated Vesting upon Termination by the Company without Cause or by Kriegsman for Good Reason.  Notwithstanding paragraph (a) above, any Unvested Shares shall immediately vest in full as of the date of termination of Kriegsman's employment pursuant to  Sections 7.2, 7.3 or 7.5 of the Fourth Amended and Restated Employment Agreement effective as of May 10, 2012, by and between the Company and Kriegsman, as amended or amended and restated from time to time (the "Employment Agreement").
(d) Forfeiture of Unvested Shares upon Early Termination of Service.  Subject to Section 10(a) of the Plan, if Kriegsman ceases to provide Services for any reason, other than as described in paragraph (c) above, (i) all of the Restricted Shares that are Unvested Shares as of the termination of his Service shall immediately and automatically be forfeited and re-conveyed to the Company without the necessity for any payment by the Company and shall be cancelled on the Company's share record books, and (ii) Kriegsman shall immediately and automatically cease to have any ownership right in any and all such Unvested Shares as of the termination of his Service.
(e) Stockholder Rights.  From the Grant Date and continuing for so long as the Unvested Shares shall not have been forfeited as provided in paragraph (d), above, Kriegsman shall be the record owner of the Restricted Shares until such shares of Common Stock are sold or otherwise disposed of, and shall have all the rights of a shareholder of the Company, including, without limitation, the right to vote the Restricted Shares (including the Unvested Shares) and the right to receive any dividends or other distributions with respect to the Restricted Shares that the Company may declare, except that any dividend or other distribution payable with respect to any Unvested Shares in the form of capital stock or other assets, other than cash, shall be subject to the same restrictions on forfeiture and transferability as the shares of Restricted Stock with respect to which such dividend was paid.
3. No Transfer Permitted of Unvested Shares; Restriction on Transfer of Vested Shares; Taxes.
(a) Kriegsman shall not, and shall not purport to, sell, assign or otherwise transfer any of the Restricted Shares, or any interest therein, that are Unvested Shares.  Kriegsman is permitted to sell, assign or otherwise transfer the Restricted Shares only if and when they become Vested Shares pursuant to Section 2, above.
(b) Kriegsman may satisfy any federal, state or local tax withholding obligation relating to the Restricted Shares by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold or otherwise reacquire Vested Shares from Kriegsman having a Fair Market Value equal to the minimum statutory amount required to be withheld in connection with the vesting of such Restricted Shares; or (iii) delivering to the Company Kriegsman's owned and unencumbered shares of Common Stock. Notwithstanding the foregoing, but subject to Section 3(c), below, Kriegsman shall be entitled, in his discretion, to sell such number of Restricted Shares that shall have become Vested Shares, as or after they shall have become Vested Shares, to the extent necessary to provide funds to Kriegsman in an amount equal to the federal and state income taxes payable by Kriegsman as a result of Restricted Shares becoming Vested Shares hereunder, assuming for this purpose that Kriegsman is subject to federal and state income tax at the highest marginal tax rates under applicable federal and state law.
(c) Any and all sales of Vested Shares permitted under Section 3(b), above, to satisfy Kriegsman's federal and state income tax obligations shall be made exclusively under a plan established by Kriegsman and implemented in accordance with Rule 10b5-1 promulgated under the Exchange Act. Kriegsman agrees to furnish such 10b5-1 plan to the Company in advance of any such permitted sales of Vested Shares and that the Company, in its discretion, may disclose in the Company's periodic or current reports filed under the Exchange Act Kriegsman's establishment of such 10b5-1 plan and the material terms thereof. Nothing in this Section 3 shall affect Kriegsman's responsibilities under any insider trading policy or other applicable policy of the Company in connection with any permitted sale of Vested Shares hereunder.
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4. Stock Certificates. Concurrently herewith, the Company shall issue in Kriegsman's name the Restricted Shares.
5. Kriegsman's Representations and Warranties.  In connection with the receipt of the Restricted Shares, Kriegsman hereby represents and warrants as follows:

(a) Access to Information.  The Company has furnished Kriegsman the prospectus relating to the Plan, and Kriegsman has had access to and a sufficient opportunity to review all annual and periodic reports and proxy and information statements that the Company has filed with the United States Securities and Exchange Commission during the twelve months prior to the date hereof.  Neither the Company nor any of its other officers, directors, employees or agents has made any representation or recommendation to Kriegsman about the advisability of Kriegsman's acceptance or retention of the Restricted Shares or the sale of any Vested Shares.
(b) Tax Matters.  The Company previously advised Kriegsman to consult with his own tax advisor regarding whether an election under Section 83(b) of the Code, should be made by Kriegsman within thirty days after the Grant Date.  Kriegsman shall be solely responsible for the payment of any and all federal, state and other taxes that may be imposed on Kriegsman by reason of the grant of the Restricted Shares and any vesting or subsequent sale of the Vested Shares.
(c) Kriegsman acknowledges and agrees that any certificates or other documentation evidencing the Restricted Shares shall bear a legend or notation substantially as follows:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING AND FORFEITURE PROVISIONS AS SET FORTH IN A RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.
(d) In addition, the Company shall make a notation regarding the restrictions on transfer of the Restricted Shares in its stock books, and shares of the Restricted Shares shall be transferred on the books of the Company only if transferred or sold in accordance with this Agreement.
(e) No Right to Continuing Employment.  Kriegsman understands that nothing in this Agreement gives him a right to continued employment by the Company.
6. Miscellaneous Provisions.
(a) Further Instruments.  The Company and Kriegsman agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the intent of this Agreement.
(b) Plan Provisions.  The grant of the Restricted Shares and the terms of this Agreement are subject to the terms and provisions of the Plan.  In the event of a conflict between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
(c) Complete Agreement.  This Agreement, the Plan and the Employment Agreement constitute the complete and exclusive agreement between the Company and Kriegsman with respect to the subject matter herein and replace and supersede any and all other prior written and oral agreements or statements by the parties relating to such subject matter.

(d) Successors and Assigns.  Subject to the provisions of this Agreement relating to the non-transferability of the Unvested Shares, this Agreement shall be binding upon and inure to the benefit of the Company and Kriegsman and their respective successors and permitted assigns.  Whenever appropriate in this Agreement, references to the Company or Kriegsman shall be deemed to refer to such person's legal representative, estate or other transferees, successors or permitted assigns, as applicable.
(e) Amendment and Termination.  This Agreement may be amended or terminated only by a writing executed by both the Company and Kriegsman.
(f) Adjustments.  If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Shares shall be adjusted in the manner contemplated by Section 11 of the Plan.
(g) Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
(h) Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to such state's conflict-of-law principles.
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IN WITNESS WHEREOF, the Company and Kriegsman have executed and delivered this Agreement as of the day and year first written above.
CYTRX CORPORATION By:/s/ LOUIS IGNARRO Louis Ignarro Title: Lead Director and Chairman of the Compensation Committee
/s/ STEVEN A. KRIEGSMAN Steven A. Kriegsman

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